Exhibit 10.1

AMPIO PHARMACEUTICALS, INC.

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

ATTENTION: CONTAINS SHARE ISSUANCE INSTRUCTIONS

IRREVOCABLE INSTRUCTIONS TO TRANSFER AGENT

Date: March 10, 2011

Corporate Stock Transfer, Inc.

3200 Cherry Creek Drive South, Suite 430

Denver, Colorado 80209

Re:	Instructions to Issue Shares

Ladies and Gentlemen:

Reference is made to those certain Senior Unsecured Mandatorily Convertible Debentures and Senior Convertible Unsecured Debentures dated at various times from August 2010 through January 2011 (collectively, the “Debentures;” certain terms used herein and not defined herein are used herein as defined in the Debentures), by and between Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Ampio”) and the holders of the Debentures identified on Exhibit A hereto (the “Holders” or the “Purchasers”). Pursuant to the terms of the Debentures, the Debentures were to automatically convert into shares of common stock of the Company at the lower of $1.75 per share or the price of an underwritten offering, on the earlier of (1) completion of an underwritten offering of the Company’s common stock in the amount of $10 million or more, or (2) March 31, 2010. However, pursuant to mutual agreements entered into between the Company and all of the Holders, the Holders have agreed to an immediate conversion of the Debentures at $1.75 per share. On February 28, 2011, the Board of Directors of the Company authorized the issuance of an aggregate of 1,281,852 shares of the Company’s common stock, par value $0.0001 per share (the “Conversion Shares”), in extinguishment of the outstanding principal of the Debentures and accrued interest thereon to February 22, 2011. The Company will be making a cash payment of interest on the Debentures for the period from February 22, 2011 to February 28, 2011.

Reference also is made to that certain Warrant to purchase shares of common stock dated as of the date of the Debentures (the “Warrants”), issued by the Company, pursuant to which the Holders may purchase up to an aggregate of 256,389 shares of the Company’s Common Stock., which are referred to herein as the “Warrant Shares.” The Conversion Shares, together with the Warrant Shares are hereinafter referred to as the “Shares.”

This irrevocable letter of instructions shall serve as the authorization and direction of the Company to Corporate Stock Transfer, Inc. (“you” or “your” or “Corporate Stock Transfer”) to issue certificates of Ampio common stock representing the Shares to the Holders (i) in connection with the conversion of the Debentures, and (ii) on exercise of the Warrants, as follows:

1. Upon your receipt of these instructions, you shall as soon as practicable, but in no event later than two (2) Trading Days (as defined below) after receipt of such instructions, issue and surrender to a common carrier for overnight delivery to the Purchasers at the addresses set forth on Exhibit A, the certificates (collectively, the “Certificates”) representing the Conversion Shares, registered in the name of the Purchasers. For purposes hereof, “Trading Day” shall mean any day on which the New York Stock Exchange is open for customary trading. The Certificates representing the Conversion Shares shall be issued with a restrictive legend which provides substantially as follows:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”), and may not be offered or sold except (i) pursuant to an effective registration statement under the Act, (ii) to the extent applicable, pursuant to Rule 144 under the

Corporate Stock Transfer, Inc.

March 10, 2011

Act (or any similar rule under such Act relating to the disposition of securities), or (iii) upon the delivery by the holder to the Company of an opinion of counsel, reasonably satisfactory to counsel to the issuer, stating that an exemption from registration under such Act is available.

2. Once the resale of the Conversion Shares by the Purchasers has been registered with the Securities and Exchange Commission (the “SEC”) under the Company’s registration statement on Form S-1 (the “Registration Statement”) to be filed with the SEC shortly hereafter, and upon receipt of a legal opinion from Richardson & Patel, LLP, counsel to the Company, that the Conversion Shares have been so registered (which opinion shall also note that the Registration Statement has been declared effective by the SEC) and upon tender of Certificate(s) by one or more Purchasers to you with a request for legend removal (the “Tender Notice”), you shall within three (3) Trading Days thereafter (a) issue and deliver to each tendering Purchaser, via a common carrier for overnight delivery, to the address as specified in the Tender Notice, a certificate or certificates free of any restrictive legend and registered in the name of the Purchaser or its designee, for the Conversion Shares, up to the number of shares evidenced by the Certificate tendered, or (b) on the request of the Purchaser in question, credit such aggregate number of Conversion Shares to the Purchaser’s or its designees’ balance account with DTC through the Deposit Withdrawal at Custodian (“DWAC”) system, provided the Purchaser causes its bank or broker to initiate the DWAC transaction. Notwithstanding the foregoing language, in the event the legal opinion is not provided to you as described above, the Certificates representing the Conversion Shares shall continue to bear the restrictive legend.

3. You shall issue the Warrant Shares to or at the direction of the Company upon exercise of all or a portion of the Warrants held by the Purchasers (which also are listed on Exhibit A hereto), upon delivery to you of (a) a properly completed and duly executed Notice of Exercise (the “Notice of Exercise”) in the form attached hereto as Exhibit B, (b) receipt by you of the Exercise Price or confirmation from the Company that it received the Exercise Price, and the expiration of sufficient time so as to allow clearing of any check or confirmation of any wire by which such Exercise Price was paid, and (c) a legal opinion as to the free transferability of the Shares from Company counsel dated within 90 days from the exercise date; provided, however, that in the event the legal opinion is not provided as described above, you will issue the Warrant Shares subject to a restrictive legend. The form of delivery of the Warrant Shares (whether by physical delivery or using the DWAC System) shall be undertaken by you as may be requested by each Purchaser, subject to the prior satisfaction of the conditions in (a), (b), and (c) immediately above.

4. The Company understands and agrees that Corporate Stock Transfer shall not be required to perform any issuances or transfers of the Shares or to otherwise act pursuant to these instructions if (a) the Company violates, or would be in violation of, any terms of the Transfer Agent Agreement as a result of such issuances or transfers, (b) such an issuance or transfer of Shares would be in violation of any state or federal securities laws or regulations, or (c) the issuances or transfer of the Shares is prohibited or stopped as required or directed by a court order.

5. You understand that a delay in the delivery of Certificates or the crediting of the Shares as described above, as the case may be, could result in economic loss to the Purchasers and that time is of the essence in your processing of a Tender Notice or Notice of Exercise.

6. By executing this letter in the space set forth at the bottom hereof you agree on behalf of Corporate Stock Transfer that, to the extent the applicable Shares being issued will be certificated pursuant to Paragraphs 1, 2 or 3 above, if the date on which a Certificate is submitted to you is more than twelve (12) months following the date of issuance of the Certificate and (i) the Purchaser tenders to you a signed representation letter in the form set forth on your web site, and (ii) the Company confirms these instructions at or about the time of the Purchaser’s tender, the Certificate may then be reissued by you without any legend restricting transfer and should not be subject to any stop-transfer restrictions, and shall otherwise be freely transferable on the books and records of the Company.

7. You shall rely exclusively on this letter, the Tender Notice, if given, and the Notice of Exercise, if given, and shall have no liability for relying on such instructions or on the Tender Notice or Notice of Exercise, subject to receipt of the legal opinion referenced above and, in the case of a Notice of Exercise, the Company’s receipt of cleared funds in payment of the Exercise Price. Any Tender Notice or Notice of Exercise delivered hereunder shall constitute an irrevocable instruction to you to process the Certificate in accordance with the terms thereof. Such Tender Notice or Notice of Exercise may be transmitted to you by fax or any commercially reasonable method.

Corporate Stock Transfer, Inc.

March 10, 2011

8. The Company hereby confirms to you that no instruction other than as contemplated herein will be given to you by the Company with respect to the matters referenced herein, except as otherwise provided in Paragraph 6. The Company hereby authorizes you, and you shall be obligated, to disregard any contrary instruction received by or on behalf of the Company or any other person purporting to represent the Company except Richardson & Patel, LLP.

9. The Certificates shall bear a restrictive legend as set forth below until such time as the conditions set forth above are satisfied:

10. By signing below, each individual executing this letter on behalf of an entity represents and warrants that he or she has authority to so execute this letter on behalf of such entity and thereby bind such entity to the terms and conditions hereof.

11. The Company agrees to indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

12. The Company understands and agrees that it must be current in its account with you at the time or times that you are requested to act in accordance with these instructions and that failure to do so may result in your being unable to execute these instructions. Furthermore, if Corporate Stock Transfer resigns or is dismissed as the Company’s transfer agent, the Company agrees that this Agreement must be assumed or transferred to another transfer agent duly registered with the SEC under Section 17A(c) of the Securities Exchange Act of 1934, as amended, and the Company will take prompt action in order to effect such assumption or transfer.

13. The Company will provide Corporate Stock Transfer with an overnight deliver number to facilitate the delivery of Certificates representing the Shares that are physically certificated.

[SIGNATURE PAGE FOLLOWS]

Corporate Stock Transfer, Inc.

March 10, 2011

Very truly yours, AMPIO PHARMACEUTICALS, INC.

By:	/s/ Donald B. Wingerter, Jr.
Name: Donald B. Wingerter, Jr.
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

CORPORATE STOCK TRANSFER, INC.

/s/ Carylyn K. Bell
By: Carylyn K. Bell
Title: President

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